PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 12 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated October 29, 2003
                                                                 Rule 424(b)(3)

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2008

                            -----------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             Euro 40,000,000

Maturity Date:                December 23, 2008; provided that if such day is
                              not a business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date (Original
   Issue Date):               December 23, 2003

Interest Accrual Date:        December 23, 2003

Issue Price:                  100%

Agent's Commissions:          0.25%

Specified Currency:           Euro

Redemption Percentage
   at Maturity:               100%

Base Rate:                    EURIBOR

Spread (Plus or Minus):       Plus 0.15% per annum

Spread Multiplier:            N/A

Index Currency:               N/A

Index Maturity:               Three Months

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Initial Interest Rate:        To be determined on the second TARGET Settlement
                              Day immediately preceding the original issue date

Initial Redemption Date:      N/A

Initial Redemption
   Percentage:                N/A

Annual Redemption
   Percentage Reduction:      N/A

Optional Repayment
   Date(s):                   N/A

Interest Payment Dates:       Each March 23, June 23, September 23 and December
                              23, commencing March 23, 2004; provided that if any interest payment date (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment Period:      Quarterly

Interest Reset Dates:         Each interest payment date

Interest Reset Period:        Quarterly

Interest Determination
   Dates: The second TARGET Settlement Day immediately preceding each interest reset date

Reporting Service:            Telerate (Page 248)

Business Days:                TARGET and New York

Calculation
   Agent: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (London Branch)

Agent:                        Morgan Stanley & Co. International Limited

Denominations:                Euro 10,000

Common Code:                  017992830

ISIN:                         XS0179928303

Other Provisions:             N/A


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY